UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF

 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2009

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102-5056

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860)403-5000

NOT APPLICABLE

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following discussion may contain” forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results and often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

In the fall of 2009, the Company determined that it needed to make changes to its overall benefits program and announced changes to some of the Company employee benefits.  On December 8, 2009, as part of a broad program of benefits changes, the Benefit Plans Committee of The Phoenix Companies, Inc. (the “Company”), acting pursuant to authority delegated by the Company’s Board of Directors, took formal action and approved the amendments, effective as of April 1, 2010, as follows:

•

The Company’s supplemental executive retirement plans, The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan and The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B (collectively, as amended and restated, the “SERPs”) will be frozen at the end of business on March 31, 2010.  The accrued benefit, earnings, final average earnings, incentive compensation, pension equity benefits and service for benefit accrual purposes of any employee who, as of March 31, 2010, is a participant in the SERPs will be frozen.  Therefore, no further accruals will be made under the SERPs effective April 1, 2010.  The participants will continue to accrue service for vesting and retirement eligibility. The SERPs will not accept any new participants after March 31, 2010.

•

Effective April 1, 2010, any employee of the Company eligible to participate in the Company’s nonqualified excess 401(k) plan, The Phoenix Companies, Inc. Non-Qualified Excess Investment Plan (as amended, the “Excess Plan”) will be eligible to receive the planned fully vested Company contribution to the Excess Plan of at least 3.5% of base pay based on Company performance, if the employee is employed on the last day of the plan year. The contribution for 2010 will be pro-rated for the period of April 1 through December 31.  Employees of Saybrus Partners, Inc. will not be eligible for this Company contribution because it has a different compensation program.

•

Effective April 1, 2010, any employee who, as of March 31, 2010, is a grandfathered participant under the 2007 retirement re-design program and is a participant in the Excess Plan will be eligible to receive the enhanced tiered Company match contribution that was enacted effective July 1, 2007, but was not previously made available to such grandfathered participants.  None of the Company’s current named executive officers is a grandfathered participant.

The Company’s named executive officers participate in one or more of these plans.

Analogous changes were made to the Company’s broad-based, IRS-qualified defined benefit pension plan and 401(k) plan.  In addition, changes were made to the Company’s broad-based retiree coverages in two respects, effective as of the dates specified:

•

Effective April 1, 2010, any employee of the Company whose age and years of service are equal to or greater than 65 as of March 31, 2010 will continue to be eligible for retiree medical, dental, vision and life insurance coverages so long as he or she meets the other requirements for retiree coverage at retirement, subject to any future changes made at the Company’s discretion.  All other employees will not be eligible for the retiree coverages when they retire from the Company.  To illustrate, an employee who on March 31, 2010 has attained age 50 and completed at least 15 years of service, or who has attained age 58 and completed at least 7 years of service will continue to be eligible for the retiree coverages, if he or she meets the other plan requirements for such coverages.  However, an employee who on March 31, 2010 has attained age 43 and completed less than 22 years of service will no longer be eligible for the retiree coverages.  Some of the Company’s current named executive officers will no longer be eligible for the retiree coverages at retirement.

•

Effective January 1, 2011, the cap on the Company contribution to the under-65 retiree medical premium costs will be reduced from $7,700 per covered person to $5,500 per covered person.

These changes to the Company’s benefit plans and programs are intended to focus on simplicity, cost savings and competitiveness with the goal of offering a benefit program that is appropriate for the size of the Company, provides employees with a comprehensive array of benefits and reduces the overall cost to the Company.

For 2009, expense savings related to these changes on a GAAP basis will be approximately $6.2 million.  It is anticipated that the ongoing annual expense savings related to these changes on a GAAP basis will be approximately $10.0 million.

* * * * *

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.
Date: December 9, 2009	By:	/s/ Bonnie J. Malley
		Name:	Bonnie J. Malley
		Title:	Executive Vice President, Human Resources and Corporate Administration